UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2016

Resource Capital Corp.

(Exact name of registrant as specified in its charter)

Maryland	1-32733	20-2287134
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

712 Fifth Avenue, 12th Floor New York, NY		10019
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 215-506-3899

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 22, 2016, Resource America, Inc. (“Resource America”), the parent corporation of Resource Capital Manager, Inc. (the “Manager”), the manager of Resource Capital Corp. (the “Company”), entered into an Agreement and Plan of Merger (“Merger Agreement”) with C-III Capital Partners LLC (“C-III”), a commercial real estate services company, and Regent Acquisition Inc. (“Merger Sub”), a wholly-owned subsidiary of C-III, that provides for the merger of Resource America with Merger Sub, with Resource America surviving as the continuing entity and a wholly-owned subsidiary of C-III (the “Merger”). The Merger is expected to close late in the third quarter or early in the fourth quarter of 2016 and is subject to approval by the stockholders of Resource America, regulatory approvals and other closing conditions, as set forth in the Merger Agreement.

In connection with the Merger, on May 21, 2016, the board of directors of the Company entered into a Letter Agreement (the “Letter Agreement”) with Resource America pursuant to which the Company irrevocably waived its right to terminate the Second and Amended Restated Management Agreement, dated as of June 14, 2012, by and among the Company, the Manager and Resource America (the “Management Agreement”) as a result of a “Change of Control” (as defined in the Management Agreement) of the Manager resulting from the Merger.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the proposed Merger, on May 20, 2016, Jonathan Z. Cohen and Edward E. Cohen notified the Company’s board of directors of their intention to resign as directors, subject to and effective upon the closing of the Merger. Messrs. Cohens’ resignations are not due to any disagreement with the Company, its advisor or any of their respective affiliates. On May 21, 2016, the board of directors appointed each of Jeffrey P. Cohen and Andrew L. Farkas to replace Messrs. Cohen as directors, subject to, and effective upon, the closing of the proposed Merger, substantially concurrently with Messrs. Cohens’ resignations.

Andrew L. Farkas founded Island Capital Group LLC in 2003 and is its Managing Member, Chairman and Chief Executive Officer. Island Capital is a commercial real estate merchant banking firm headquartered in New York City. Since its formation in 2010, Mr. Farkas has also served as the Chairman of the Board of Managers and the Chief Executive Officer of C-III, which is controlled by Island Capital. C-III is a commercial real estate investment and services company engaged in a broad range of activities, including principal investments (debt and equity), primary and special loan servicing, loan origination, fund management, multifamily property management, investment sales and zoning and title services. Mr. Farkas is also the founder and Chairman of Island Global Yachting Ltd., which is also controlled by Island Capital. Island Global Yachting is a developer, owner and manager of luxury yacht marinas. Prior to founding Island Capital, Mr. Farkas was the Chairman and Chief Executive Officer of Insignia Financial Group, Inc. (NYSE: IFS), which was a publicly traded commercial real estate services company that he founded in 1990 and was merged with CB Richard Ellis in 2003. Mr. Farkas earned a B.A. degree from Harvard University in 1982.

Jeffrey P. Cohen is the President of Island Capital Group LLC, which he joined when the company was formed in 2003. Island Capital is a commercial real estate merchant banking firm headquartered in New York City. Since its formation in 2010, Mr. Cohen has also served as a member of the Board of Managers and an Executive Managing Director of C-III, which is controlled by Island Capital. C-III is a commercial real estate investment and services company engaged in a broad range of activities, including principal investments (debt and equity), primary and special loan servicing, loan origination, fund management, multifamily property management, investment sales and zoning and title services. Prior to Island Capital, Mr. Cohen was a senior executive of Insignia Financial Group, Inc. (NYSE: IFS), which was a publicly traded commercial real estate services company that merged with CB Richard Ellis in 2003. Before joining Insignia in 1997, he was a corporate attorney with the New York City law firm Rogers & Wells (now Clifford Chance). Mr. Cohen earned a J.D. degree from Albany Law School in 1993 and a B.A. degree from the University of Vermont in 1990.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESOURCE CAPITAL CORP.

By:	/s/ Michael S. Yecies
	Name:	Michael S. Yecies
	Title:	Senior Vice President, Chief Legal Officer and Secretary

Dated: May 25, 2016

[Signature Page to RSO 8-K]